Exhibit 99.1

ABERCROMBIE & FITCH NAMES FRAN HOROWITZ

BRAND PRESIDENT OF HOLLISTER CO.

New Albany, Ohio, October 15, 2014: Abercrombie & Fitch Co. (NYSE: ANF) today announced that Fran Horowitz will be appointed to the position of President of its Hollister brand.

Ms. Horowitz, 51, will report to A&F Chief Executive Officer Mike Jeffries and will have overall responsibility for all product and customer-facing activities for the Hollister brand, and for its financial performance.

Ms. Horowitz has 28 years of experience in retail and most recently served as the President of Ann Taylor Loft, a division of Ann Inc. Prior to Loft, Ms. Horowitz was the Executive Vice President of Women’s Merchandising and Design for Express, Inc. Prior to Express, Ms. Horowitz spent 13 years with Bloomingdales, where she served in various merchandising roles. Throughout her career, Ms. Horowitz has helped improve profitability, been a key member of executive teams that drove overall corporate strategy, and recruited, developed and led exceptional merchant and world class design teams.

Commenting on the appointment, Mike Jeffries said, “We considered many candidates for the Hollister Brand President position, and Fran clearly stood out as the right fit for the role. Her long experience in specialty and general retail, her outstanding merchandising skills, and her understanding of our culture and values, will make her a great asset to the company. We very much look forward to her leadership of our Hollister brand. We are thrilled that we have now filled both brand president positions with seasoned executives who will play leading roles in the continued execution of our long-term strategy.”

Fran Horowitz said, “This is a very exciting time for the Hollister brand and I am grateful for the opportunity to work for such a well known global company as Abercrombie & Fitch. Mike is an iconic figure in the industry and I am very excited about the opportunity to work with him, and the entire team, and to lead the continued evolution of the Hollister brand.”

Ms. Horowitz is a graduate of Lafayette College and received her MBA from Fordham University. She currently lives in Ohio with her husband Michael, and their two children, Abbey and Matt.

Ms. Horowitz is expected to commence employment with the company on or around October 20, 2014. Christos Angelides, the Abercrombie & Fitch and abercrombie kids Brand President, hired earlier this year, will start with the company on October 20, 2014.

About Abercrombie & Fitch

Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie, Hollister Co. and Gilly Hicks brands. At the end of the second quarter, the Company operated 836 stores in the United States and 161 stores across Canada, Europe, Asia and Australia. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Media Contact:

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Abercrombie & Fitch

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Public_Relations@abercrombie.com